Exhibit 10.19

CEO EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of the 5th day of July, 2012 (the “Effective Date”), by and between Broadview Networks Holdings, Inc. (the “Company”) and Michael K. Robinson, an individual (the “Executive”) (hereinafter collectively referred to as the “parties”).

WHEREAS, the Company and Executive entered into an Employment Agreement on February 10, 2005, and they desire to restate the terms and conditions of their employment arrangement as of the Effective Date; and

WHEREAS, in order to induce the Executive to continue as an employee of the Company, and to agree to the covenants regarding confidential information, inventions and patents, non-competition, non-disparagement and such other matters as set forth in this Agreement, the Company has agreed to provide additional benefits as set forth herein; and

WHEREAS, the Company and the Executive desire by this writing, and this writing alone, to set forth the terms as of the Effective Date of the employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Term. The initial term of employment under this Agreement shall be for the period commencing on the Effective Date, and ending on the first anniversary thereof; provided, however, that the term of this Agreement shall be extended for one (1) year at the end of the initial term and on each anniversary thereafter unless the Company shall have given written notice to the Executive at least sixty (60) calendar days prior thereto that the term of this Agreement shall not be so extended; and provided, further, that if the Company provides such notice and does not extend the term of this Agreement following the expiration of the initial term or any renewal term, the Executive’s employment shall be terminated following the expiration of such initial term or renewal term.

2. Employment.

(a) (a) The Executive shall be employed as the most senior executive of the Company, holding the title Chief Executive Officer (“CEO”) of the Company, shall be a director of the Company, and shall provide such services to the Company and its subsidiaries and affiliates as the Company may reasonably request. The Executive shall report to the Board of Directors of the Company (the “Board”). The Executive agrees to perform faithfully, industriously, and to the best of the Executive’s ability, experience, and talents, all of the duties, responsibilities and exercise the authority customarily performed, undertaken and exercised by an employee situated in a similar position and to the reasonable satisfaction of the Board. Subject to the following paragraph, such duties shall be provided at such places as the needs, business, or opportunities of the Company and its subsidiaries and affiliates may require from time to time.

(b) Excluding periods of personal leave days to which the Executive is entitled, the Executive agrees to devote reasonable attention and substantially all time during usual business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to the Executive hereunder. Notwithstanding the foregoing, the Company acknowledges and agrees that the Executive may (i) manage his personal investments and affairs, (ii) participate in non-profit, educational, community or philanthropic activities, (iii) be involved with various trade groups or associations related to the Company’s business and to participate in the activities of those groups or associations, (iv) serve on the board of directors of up to three (3) non-competing reporting companies, and (v) serve on the board of directors of up to two (2) privately-held non-competing companies, in each case to the extent that such activities in the aggregate do not interfere with the performance of the Executive’s duties under this Agreement and are not in conflict with the business interests of the Company or otherwise compete with the Company. For the avoidance of doubt, the Company acknowledges and agrees that it has approved the Executive continued service on the boards of Lumos Networks Corp. mid FairPoint Communications, Inc., or their successors, and such service will count as service of the board of directors of non-competing reporting companies for purposes of clause (iv) of the previous sentence.

(c) The Executive’s principal place of employment shall be in the New York metropolitan area, although the Executive understands and agrees that he may be required to travel from time to time for business reasons.

3. Base Salary. The Company agrees to pay or cause to be paid to the Executive during the initial term of this Agreement and any subsequent renewal terms, a base salary at the rate of not less than $450,000 per annum in the 2012 calendar year and, for each calendar year thereafter, $450,000 per annum or such other equal or greater amount as the Board may from time to time determine (such amounts hereinafter referred to as the “Base Salary”). Such Base Salary shall he payable in accordance with the Company’s customary practices applicable to its executives.

4. Annual Bonus. The Executive’s target bonus shall be equal to one hundred percent (100%) of Executive’s Base Salary (“Target Bonus”), although the aforesaid percentage may be increased in any given year at the discretion of the Board or the Compensation Committee thereof. The Executive’s annual bonus shall be determined by the Board or the Compensation Committee thereof, in accordance with the Annual Incentive Plan (“AIP”) as adopted or amended from time to time by the Company. The AIP minimum threshold, the financial and individual metrics and associated weightings, and the range to Target Bonus for fiscal year 2012 are described on Exhibit A to this Agreement and incorporated herein by reference. It is the understanding and intention of the Company and the Executive that, subject to the Company’s and Executive’s performance during each fiscal year and the approval of the Board or the Compensation Committee thereof, the Executive shall be eligible for an annual bonus in a range of the Executive’s Target Bonus to be determined annually by the Board or the Compensation Committee thereof.

5. Equity Incentive Benefits. Executive will participate in the Management Incentive Plan (“MIP”’) as established or maintained by the Company from time to time in accordance with the MIP participation criteria as established by the Company.

6. Transaction Bonus. The Executive will participate in the Transaction Bonus Plan described on Exhibit B to this Agreement and incorporated herein by reference. For the avoidance of doubt, (i) the Executive’s rights under the Transaction Bonus Plan will not be affected by a termination of this Agreement and the Executive’s right to continue participation in the Transaction Bonus Plan following a termination of this Agreement shall be governed by the terms of the Transaction Bonus Plan, (ii) the Transaction Bonus Plan shall be terminated after the payment of bonuses thereunder and the Executive shall have no right thereunder to an additional bonus upon the occurrence of a subsequent transaction.

7. Employee Benefits. The Executive shall he entitled to participate in all employee benefit plans. practices and programs maintained by the Company and made available to employees generally. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

8. Executive and Other Benefits.

(a) Executive Benefits Generally. The Executive shall he entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company. Unless otherwise provided herein, the Executive’s participation in such plans shall be on the same basis and terms as other similarly situated executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.

(b) D&O Insurance. During the term of this Agreement and for an additional three years following the expiration of the term hereof (the “Coverage Period”), Executive shall be covered (for both liability and representation) at all times as an “Officer”, “Executive Officer” or “Director” or the equivalent thereof (“D&O Coverage”) under the Company’s directors and officers insurance policy in effect on the Effective Date and any subsequent renewals, extensions or replacements thereof (the “Existing Policy”). Executive acknowledges that the terms of the D&O Coverage might change during the Coverage Period, provided such changed coverage is not materially different than the coverage in effect on the Effective Date.

(c) Reimbursement and In-Kind Benefits. To the extent this Agreement provides for reimbursements of expenses incurred by Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Internal Revenue Code, the following terms apply with respect to such reimbursements or benefits: (1) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time in which Executive is employed by the Company or during the shorter period of time specifically provided herein; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (3) all reimbursements will be made on or before the last day of Executives taxable year immediately following the taxable year in which the expense was incurred; and (4) the right to the reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.

9. Expenses. The Executive shall be entitled to receive reimbursement of all reasonably-incurred normal and customary expenses in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, provided, that, such expenses are in accordance with the Company’s policies and procedures. The expenses reimbursed shall include without limitation those expenses, currently provided, incurred for temporary housing near the Company headquarters, transportation to and from Executive’s principal residence and the use by the Executive of a vehicle provided by the Company when in residence at the temporary housing (the “housing and Transportation Reimbursement”), Any personal tax liability created by the [lousing and Transportation Reimbursement or for items related to temporary housing and transportation to and from the principal residence paid for directly by the Company shall be “grossed up” to cover Executive’s estimated income tax liability.

10. Personal Leave Days. The Executive shall be entitled to not less than four (4) weeks of personal leave days per year, at such reasonable times as the Board shall in its discretion permit.

11. Termination. The Executive’s employment hereunder may be terminated under the following circumstances:

(a) Disability. The Company may terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties under this Agreement and which continues for a total of at least ninety (90) calendar days (exclusive of personal leave days) in a one-hundred eighty (180) day period. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement during which the Executive is unable to work due to a physical or mental infirmity until the establishment of the Executive’s Disability pursuant to this subsection.

(b) Cause. The Company, acting by its Board of Directors, may terminate the Executive’s employment for “Cause.” A termination for Cause shall mean discharge by the Company by reason of the following: (i) the Executive’s conviction of, or a plea of nolo contendere to, any act which constitutes a felony offense under applicable law in connection with the performance of the Executive’s obligations on behalf of the Company or which affects the Executive’s ability to perform the Executive’s obligations as an employee of the Company or under this Agreement or any non-competition agreement, confidentiality agreement or like agreement or covenant between the Executive and the Company or which materially and adversely affects the reputation and business activities of the Company; (ii) the Executive’s willful misconduct in connection with the performance of the Executive’s duties and responsibilities as an employee of the Company; (iii) the Executive’s commission of an act of embezzlement, fraud or dishonesty which results in a loss, damage or injury to the Company; (iv) the Executive’s substantial and continuing gross negligence in the performance of the Executive’s duties as an employee of the Company; (v) the Executive’s knowing unauthorized use or unauthorized disclosure of any trade secret or confidential information of the Company which adversely affects the business of the Company; provided, that any disclosure of any trade secret or confidential information of the Company to a third party in the ordinary course of business who signs a confidentiality agreement shall not be deemed a breach of this subsection; (vi) substance or alcohol abuse for which the Executive fails to undertake and maintain treatment within five (5) calendar days after requested in writing by the Company; or (vii) the Executive’s continuing material failure or refusal to perform the Executive’s duties in accordance with the terms of this Agreement.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause for any reason enumerated in this Section 11(b), without (i) written notice provided to the Executive not less than fourteen (14) calendar days prior to any final determination of Cause by the Board setting forth the Company’s intention to consider terminating the Executive for Cause and including a statement generally setting forth the basis for such termination for Cause; (h) an opportunity for the Executive to be heard before the Board prior to any final determination of Cause by the Board (it being understood that counsel for the Executive may accompany the Executive to such hearing as an observer); and (iii) a duly adopted resolution of the Board that the actions of the Executive constituted Cause. Any purported termination of employment of the Executive by the Company which does not meet each and every substantive and procedural requirement of this paragraph shall he treated for all purposes under this Agreement as a termination of employment without Cause unless and until such substantive and procedural requirements are satisfied.

(c) Without Cause. The Company may terminate the Executive’s employment at any time for any reason other than Cause or for no reason,

(d) Good Reason. The Executive may terminate his employment by written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) calendar days following written notification by the Executive to the Company that the Executive intends to terminate his employment hereunder for one of the reasons set forth below, provided that the Executive provides such notice to the Company within sixty (60) calendar days after the first occurrence of the events described below:

(i) any reduction or diminution (except temporarily during any period of physical or mental incapacity) in the Executive’s titles or a material reduction or diminution in the Executive’s authorities, duties or responsibilities or reporting requirements with the Company including but not limited to (A) a failure to elect the Executive to the Board of Directors of the Company; (B) removal of the Executive from the Board, except if such removal is (1) necessary as a result of legal or regulatory requirements, (2) based on a breach of fiduciary duty or (3) based upon any event that would constitute Cause; or (C) the assignment to the Chair of the Board of the material authorities, duties or responsibilities normally assigned to the CEO; provided that if the Executive is Chair of the Board, removal or non-reelection of him to such position shall not be Good Reason;

(ii) a material breach by’ the Company of any provisions of this Agreement, including, but not limited to, any reduction in any part of the Executive’s Base Salary or a reduction of the annual bonus paid to the Executive to at least 25% below the minimum target described in Section 4 in each of two consecutive years unless such reduction was on the basis of a material under performance by the Company or the Executive that is described to the Executive in writing;

(iii) the failure of any successor to the Company to assume and agree to perform this Agreement; or

(iv) the Executive is required to relocate to a principal place of employment other than the city in which the headquarters of the Company was located as of the Effective Date without the Executive’s consent.

(e) Notice of Termination. Any purported termination by the Company or by the Executive shall be communicated by a written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

(f) Termination Date, Etc. “Termination Date” shall mean in the case of the Executive’s death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

(i) If the Executive’s employment is terminated by the Company for Cause or without Cause or due to Disability, the date specified in the Notice of Termination given to the Executive; and

(ii) If the Executive’s employment is terminated by the Executive, the date specified in the Notice of Termination shall not be less than sixty (60) calendar days nor more than seventy-five (75) calendar days from the date the Notice of Termination is given to the Company.

12. Compensation Upon Termination. Upon termination of the Executive’s employment during the term of this Agreement, the Executive shall be entitled to the following benefits:

(a) If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date, (iii) vacation pay, and (iv) any previous compensation which the Executive has previously deferred (including any interest earned or credited thereon) (collectively, “Accrued Compensation”). The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.

(b) If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason, or if the Company fails to extend the Agreement following the expiration of the initial term or any subsequent renewal term, then the Executive shall be entitled to the benefits provided below:

(i) the Company shall pay the Executive all Accrued Compensation;

(ii) provided that the Executive shall have executed, in the form of Exhibit C to this Agreement, a general release of, and waiver of claims against, the Company and its subsidiaries, affiliates, directors, officers, employees and agents, excluding claims for contribution, indemnity, continuation to coverage under directors and officers liability insurance and the like, and that such release is effective, then in lieu of any further salary or benefits for periods subsequent to the Termination Date, the Company shall pay the Executive as severance pay and provide the benefits as follows:

(A) an amount in cash equal to 200% of the highest annualized Base Salary paid to Executive at any time during the one-year period immediately preceding the Termination Date;

(B) any unpaid bonuses or incentive compensation related to the prior fiscal year;

(C) an amount equal to 200% of the Target Bonus for the fiscal year in which Executive’s employment is terminated;

(D) any unvested equity incentive benefits issued or granted to the Executive pursuant to Section 5 shall immediately vest in full as of the Termination Date;

(E) a pro-rated Target Bonus for the current fiscal year based upon the length of service during such fiscal year; and

(F) continued participation in all employee benefit plans, practices and programs maintained by the Company to the same extent and in the same manner as, and at the same cost to Executive as that borne by him, prior to the Termination Date, for a period of twenty-four (24) months following the Termination Date; provided that if Executive is not eligible following the Termination Date to participate in the Company’s group health or dental plans, then the Company may fulfill its obligation under this subsection by reimbursing Executive for the additional costs to Executive of continuing such coverage under COBRA during the period of time that the Executive is entitled to continue such coverage under COBRA, not to exceed twenty-four (24) months following the Termination Date (including any amounts necessary to cover taxes for such reimbursement).

(c) If the Executive’s employment shall be terminated by death of the Executive or by the Company for Disability, then the Executive or Executive’s estate shall be entitled to the benefits provided below:

(i) the Company shall pay the Executive all Accrued Compensation;

(ii) provided that the Executive shall have executed, in the form of Exhibit C to this Agreement, a general release of, and waiver of claims against, the Company and its subsidiaries, affiliates, directors, officers, employees and agents, excluding claims for contribution, indemnity, continuation to coverage under directors and officers liability insurance and the like, and that such release is effective, then in lieu of any further salary or benefits for periods subsequent to the Termination Date, the Company shall pay the Executive as severance pay and provide the benefits as follows:

(A) Any unpaid bonuses or incentive compensation related to the prior fiscal year; and

(B) A pro-rated Target Bonus for the current fiscal year based upon the length of service during such fiscal year.

(d) The amounts provided for in Sections 12(a), 12(b)(i), 12(b)(ii)(A)-(C), 12(c)(i) and 12(c)(ii) shall be paid within fifteen (15) business days after the Termination Date, or such sooner date as required by applicable law.

(e) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

(f)(i) In the event it shall be determined that any payment (other than the payment provided for in this Section 12(f)) or distribution of any type to or for the benefit of the Executive, by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal, state and local income taxes and employment taxes at the highest marginal rate of federal, state and local income taxation and employment taxation in the calendar year in which the Gross-Up Payment is to be made and/or the calendar year in which the Termination Date occurs, as applicable, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(ii) All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section 12(f), including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 12(f)(ii), shall be made by a nationally-recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive by no later than ten (10) business days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within ten (10) business days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Overpayment shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). The fees and expenses of the Accounting Firm shall be paid by the Company.

13. Employee Covenants.

(a) Confidential Information.

(i) The Executive hereby recognizes and acknowledges that, in and as a result of the provision of services to the Company, he will receive, and previously has received, confidential and proprietary information of and regarding the Company, its business activities and the business activities of the Company’s subsidiaries and affiliates. Accordingly, as a material inducement for the Company to enter into this Agreement and in consideration of Executive’s retention and the payment to the Executive of the compensation and benefits herein, the Executive hereby agrees to hold in strictest confidence and not to use for his own benefit or that of any third party or to intentionally or negligently publish or disclose, directly or indirectly, in a manner which could be harmful to the Company or its subsidiaries and affiliates, any Confidential Information. For purposes of this Agreement, intending that the term shall be broadly construed to include anything that may be protected as a trade secret under applicable law, “Confidential Information” shall mean all information, whether communicated in writing, electronically, orally or otherwise, and all documents and other tangible materials which record information, relating to the operation, financial status, business, product development, marketing/promotional activities, contractual relationships with customers and suppliers, relationships with directors, officers and employees, or internal policies and procedures of the Company, which has been or is from time to time created or learned by, disclosed to or known by the Executive as a consequence of his service to the Company, whether or not pursuant to this Agreement.

(ii) The restrictions on disclosure by the Executive of Confidential Information shall not apply to (A) information which at the time of disclosure was generally available to the public; (B) information which is published or otherwise becomes available to the public through means other than an act or omission of the Executive; or (C) information which was previously known to the Executive free of any obligation to keep it confidential. Notwithstanding anything to the contrary herein, Executive may disclose Confidential Information (x) if required to do so by law, or (y) if ordered to do so by a court or other governmental authority of competent jurisdiction; provided, however, that the Executive shall, unless prohibited from so doing, provide the Company prior written notice of any such mandated disclosure and afford the Company an opportunity to contest the disclosure and to itself limit the extent of the disclosure to the maximum extent practicable.

(iii) Confidential Information disclosed to the Executive is and shall remain the property of the Company. By disclosing Confidential Information to the Executive, the Company does not relinquish any of its proprietary rights and interests therein and hereby specifically reserve all such proprietary rights and interests to said Confidential Information. The Executive shall return, or, subject to applicable law, at the sole discretion of the Company, destroy, all Confidential Information and all copies thereof, including, without limitation, written and electronic copies, as well as all summaries, notes, memoranda, plans, records, reports, computer tapes, printouts and software or other documents, materials or things containing Confidential Information, to the Company upon the termination of this Agreement or promptly upon the written request of the Company for any reason and at any other time.

(b) Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or not) which relate to the actual or anticipated business, research and development or existing or future products or services of the Company and its subsidiaries and affiliates and which are conceived, developed or made by him solely or jointly with others during the term of the Agreement (“Work Product”) belong to the Company. The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the term of the Agreement) to establish and confirm such ownership (including, without limitation, assignments, powers of attorney and other instruments) without additional compensation to the Executive.

(c) Non-Competition.

(i) In consideration of the compensation to be paid to the Executive hereunder, the Executive agrees that during the period beginning on the Effective Date and ending twenty-four (24) months following the Termination Date:

(A) the Executive shall not, whether individually or in his capacity as a director, officer, manager, member, partner, shareholder, employee,

consultant, agent or representative of or to a person or entity engage directly or indirectly in any business engaged in the provision of the telecommunications services or other services provided by the Company or any of their subsidiaries and downstream affiliates as of the Effective Date or at any time during the term of the Agreement in any state in which the Company or any of its subsidiaries and downstream affiliates provided such services to the extent such services in each such state accounted for greater than five percent (5%) of the Company’s revenues; provided, however, that (x) ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation shall not be deemed to violate this subsection, or (y) the Executive may apply for, and the Company will make a good faith determination on whether to grant, a waiver of this subsection; and

(B) the Executive shall not (1) whether individually or in his capacity as a director, officer, manager, member, partner, shareholder, employee, consultant, agent or representative of or to a person or entity, solicit or otherwise endeavor to entice away, any person or entity who, during the term of the Agreement and at any time during the six (6) months prior to the termination of the Executive’s services hereunder, is or was an officer, employee, sales agent, consultant, customer or supplier of the Company or its subsidiaries and affiliates, or (2) either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or its subsidiaries and affiliates (including the termination of such relationship or causing the purchase of services from a competitor) with any person or entity who, during the term of the Agreement, and at any time during the six (6) months prior to the termination of the Executive’s services hereunder, is or was a current employee, sales agent, consultant, customer or supplier of the Company or its subsidiaries and affiliates or otherwise had a business relationship with the Company or its subsidiaries and affiliates other than the Executive’s secretary/administrative assistant.

(ii) If at any time the Executive or his subsequent employer successfully challenges the enforceability of the provisions of Sections 13(c)(i) or 13(c)(ii), then (A) all references to twenty-four (24) months in section 13(c) shall instead be references to the time period that such non-compete and non-solicitation restrictions actually remain in effect, and (B) the amount of Base Salary and bonus amount that the Executive may receive as severance under Section 12(b)(ii) shall automatically be reduced proportionately.

(d) Nondisparagement; Cooperation. The Executive shall not, at any time during his employment with the Company or thereafter, make any public or private statement to the news media, to any Company competitor or client, or to any other individual or entity, if such statement would disparage any of the Company, any of their respective businesses or any director or officer of any of them or such businesses or would have a deleterious effect upon the interests of any of such businesses or the stockholders or other owners of any of them; provided, however, that the Executive shall not be in breach of this restriction if such statements consist solely of private statements made to any officers, directors or employees of the Company by the Executive in the course of carrying out his duties pursuant to this Agreement or, to the extent applicable, his duties as a director or officer; and provided further that nothing contained in this Section 13(d) or in any other provision of this Agreement shall preclude the Executive from making any statement in good faith that is required by law, regulation or order of any court or regulatory commission, department or agency.

(e) The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein and that money damages would not be an adequate remedy for any such breach. In the event of a breach or threatened breach by the Executive of any of the provisions of this Section 13, the Company or its successors or assigns, in addition to all other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting any bond or other security. Notwithstanding the foregoing, a grant of equitable relief in favor of the Company pursuant to this Section 13(e) shall not be determinative of any claims made by the Executive for money damages with respect to services rendered by the Executive under this Agreement.

(f) The Executive recognizes, acknowledges and agrees that the terms and conditions of this Section 13 are reasonable and properly required for the adequate protection of the Company’s business, and do not preclude the Executive from pursuing the Executive’s livelihood.

(g) If, at the time of enforcement of any of the provisions of this Section 13, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(h) The Executive agrees that the covenants made in Section 13 shall each be construed as an agreement independent of any other provision of this Agreement and each shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

14. Indemnification. Effective as of the Execution Date, the Company shall indemnify the Executive to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, with respect to any and all acts taken or omitted to be taken by the Executive on behalf or for the benefit of the Company or otherwise in connection with the Executive’s entering into and performance of this Agreement, the Executive’s employment by the Company and/or performance of his duties as the Chief Executive Officer of the Company. The right to indemnification under this Section 14 shall continue as to the Executive even after he has ceased to be an officer of the Company with respect to acts and omissions during the term of this Agreement and shall inure to the benefit of his heirs, executors and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify the Executive (or his heirs, executors or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred upon the Executive by this Section 14 shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Company of an undertaking by or on behalf of the Executive to repay the amount advanced if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Section 14. The right to indemnification and to the advancement of expenses conferred in this Section 14 shall not be exclusive of any other right that the Executive may have or hereafter acquire under the Certificate of Incorporation of the Company (as amended from time to time), the Bylaws of the Company (as amended from time to time), any statute, agreement, vote of shareholders or disinterested directors or otherwise. Notwithstanding anything to the contrary stated in the foregoing, the Company may not deny or eliminate any rights to indemnification or advancement of expenses held by Executive in this Agreement or otherwise by the adoption of an amendment to the Bylaws or Certificate of Incorporation for the Company after the Effective Date.

15. Future Applicability of Section 409A. Anything in this Agreement to the contrary notwithstanding, if (i) on the Termination Date, any capital stock of the Company or any successor thereto is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (ii) you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (iii) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1 (b)(9)(iii) and (iv) such delay is required to avoid the imposition of the tax set forth in Section
 409A(a)(l) of the Code, as a result of the termination of your employment, you would receive any payment that, absent the application of this Section 15, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Termination Date, (ii) the date of your death or (iii) such other date as shall cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). With respect to payments under this Agreement, for purposes of Section 409A of the Code, each severance payment and COBRA continuation reimbursement payment shall be considered one of a series of separate payments. Any amount for which you are entitled to be reimbursed by the Company shall be reimbursed to you as promptly as reasonably practicable and in any event not later than the last day of the calendar year in which the reimbursable expenses are incurred, and the amount of such expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to Section 409A of the Code, the parties shall cooperate to amend this Agreement with the goal of giving you the economic benefits provided for herein in a manner that does not result in such tax being imposed. A termination of employment under this Agreement shall be deemed to occur only in circumstances that would constitute a termination of employment for purposes of Treasury Regulations section l.409A-l(h)(l)(ii).

16. Entire Agreement. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement contains the complete agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. In addition, any agreement relating to employment of Executive by the Company, other than an incentive compensation arrangement and any awards previously made thereunder, is hereby rescinded and as of the Effective Date, together with any benefits payable thereunder, shall be null and void.

17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and their affiliates, successors and assigns and shall be binding upon and inure to the benefit of the Executive and his legal representatives and assigns; provided that in no event shall the Executive’s obligations to perform future services for the Company be delegated or transferred by the Executive without the prior written consent of the Company (which consent may be withheld in their sole discretion). It is not the intent of the parties that there be any third party beneficiaries of this Agreement, except as expressly provided in this Agreement. In connection with a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company, the Company may assign or transfer its rights hereunder to any of its affiliates or to a successor entity.

18. Amendment and Waiver. Any provision of this Agreement may be amended, waived or terminated only in writing and signed by the Company and the Executive. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No course of dealing between the parties shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion, or with regard to one provision, shall not be construed as a bar to, or waiver of, any such right or remedy on any other occasion or with regard to any other provision.

19. Governing Law; Jurisdiction; Venue. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York. Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within Manhattan, New York) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described above; provided, however, that nothing herein shall preclude the Company or the Executive from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 19 or enforcing any judgment obtained by the Company. The agreement of the parties to the forum described in this Section 19 is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 19, and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 19 shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

20. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement; provided, that if a court having competent jurisdiction shall find that the covenant contained in Section 13 is not reasonable, such court shall have the power to reduce the duration and/or geographic area and/or scope of such covenant, and the covenant shall be enforceable in this reduced form.

21. Jury Trial. Each of the parties hereto herby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

22. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

23. Notice. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) business days after sent by e-mail (with such communication to be in PDF format), with electronic confirmation of sending, provided that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and e-mail addresses set forth below (or to such other mailing and e-mail addresses as either party may designate by notice to the other party in accordance with this provision), or (c) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

Notices to Holdings:

Broadview Networks Holdings, Inc.

800 Westchester Avenue

5th Floor, Suite N501

Rye Brook, NY 10573

Attn.: Chair, Board of Directors

Phone: (914) 922-7000

Broadview Networks Holdings, Inc.

800 Westchester Avenue

5th Floor, Suite N501

Rye Brook, NY 10573

Attn.: General Counsel

Phone: (914) 922-7000

Notices to Executive:

Michael K. Robinson

Phone:

Fax:

E-mail:

Either party to this Agreement may change its or his address of record by providing written notice to the other party as provided in this Section.

24. Captions. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein means “including without limitation.”

25. Counterparts. This Agreement may be executed in multiple counterparts and by facsimile, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same effective and enforceable instrument.

[Balance of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

BROADVIEW NETWORKS HOLDINGS, INC.

By:

Name:	Charles C. Hunter
Its:	Executive Vice President and General Counsel

THE EXECUTIVE

Michael K. Robinson

EXHIBIT A

BROADVIEW NETWORK HOLDINGS, INC.

ANNUAL INCENTIVE PLAN

TERM SHEET – MICHAEL K. ROBINSON

The Compensation Committee of the Board of Directors has adopted an Annual Incentive Plan (“AIP”) for management with the following elements:

1. The Target Bonus shall equal to one hundred percent (100%) or more of the annual salary of the applicable participant.

2. The amount of bonus payable shall be determined by reference to financial metrics for the Company established by the Compensation Committee for each fiscal year and by reference to individual performance targets established by the Compensation Committee or its designee with respect to the applicable participant. The financial metrics shall consist of Adjusted EBITDA, Free Cash Flow and Revenue (as defined in the AIP) and the Compensation Committee is authorized to give such weight to these metrics as they shall determine for each participant.

3. No amount of bonus will be payable if a prescribed minimum threshold of the target for Adjusted EBITDA is not achieved.

4. The Compensation Committee retains discretion to make AIP payments in excess of the amount provided in the AIP.

5. For the CEO in fiscal year 2012, the financial metrics and individual performance metrics shall have the following weightings:

• Adjusted EBITDA -	60%
• Free Cash Flow -	15%
• Revenue -	15%
• Individual -	10%

6. For the CEO in fiscal year 2012, the prescribed minimum threshold target for the Adjusted EBITDA metric is 75% of the amount of the Adjusted EBITDA target. For the CEO if any bonus is paid, the minimum and maximum bonus payments shall be 75% and 125% of the Target Bonus, respectively.

EXHIBIT B

BROADVIEW NETWORK HOLDINGS, INC.

TRANSACTION BONUS PLAN

MICHAEL K. ROBINSON

Michael K. Robinson has been granted a twenty-five percent (25%) interest in the bonus pool to be established under the Transaction Bonus Plan, as approved by the Board of Directors in March 2011.

EXHIBIT C

RELEASE

(INDIVIDUAL TERMINATION)

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

Certain capitalized terms used in this Release are defined in the CEO Employment Agreement (the “Agreement’’) which I have executed and of which this Release is a part.

I hereby confirm my obligations under Section 13 of the Agreement.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ ADEA”) the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided , however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

[INCLUDE IF EXECUTIVE IS AGE 40 OR OLDER AT TIME OF TERMINATION: I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. 1 further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.]

EXECUTIVE

Signature:
Name:
Date: